UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                           (Amendment No.____________)

                              WPT ENTERPRISES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    98211W108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   May 3, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 98211W108
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Stadia Capital, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     995,490

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     995,490

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     995,490

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.1%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO

--------------------------------------------------------------------------------

CUSIP No. 98211W108
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Enrique J. Abeyta

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     995,490

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     995,490

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     995,490

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.1%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP No. 98211W108
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     John J. Fleming

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     995,490

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     995,490

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     995,490

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.1%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP No. 98211W108
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Richard J. Swift

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     995,490

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     995,490

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     995,490

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.1%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP No. 98211W108
          ---------

Item 1(a).  Name of Issuer:

            WPT ENTERPRISES, INC.

            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            1041 North Formosa Avenue
            Formosa Building, Suite 99
            West Hollywood, California 90046

            --------------------------------------------------------------------

Item 2(a).  Name, Principal Business Address, and Citizenship of Persons Filing:

            Stadia Capital, L.L.C.- Delaware
            140 East 45th Street
            31st Floor
            New York, New York 10017
            U.S.A.

            Enrique J. Abeyta - U.S.A.
            140 East 45th Street
            31st Floor
            New York, New York 10017
            U.S.A.

            John J. Fleming - U.S.A.
            140 East 45th Street
            31st Floor
            New York, New York 10017
            U.S.A.

            Richard J. Swift - U.S.A.
            140 East 45th Street
            31st Floor
            New York, New York 10017
            U.S.A.

            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Common Stock, par value $.001 per share

            --------------------------------------------------------------------

      (e).  CUSIP Number: 98211W108

            --------------------------------------------------------------------

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C.
               78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_] An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership. *

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

* The shares reported herein are held in the accounts of various private investment funds, the investments of which are managed by Stadia Capital, L.L.C. or its affiliate, of which Enrique J. Abeyta, John J. Fleming and Richard J. Swift are the managing members.

     (a)  Amount beneficially owned:

          Stadia Capital, L.L.C.- 995,490
          Enrique J. Abeyta - 995,490
          John J. Fleming - 995,490
          Richard J. Swift - 995,490

          ----------------------------------------------------------------------

     (b)  Percent of class:

          Stadia Capital, L.L.C.- 5.1%
          Enrique J. Abeyta - 5.1%
          John J. Fleming - 5.1%
          Richard J. Swift - 5.1%

          ----------------------------------------------------------------------

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote:

          Stadia Capital, L.L.C.- 0
          Enrique J. Abeyta - 0
          John J. Fleming - 0
          Richard J. Swift - 0

          (ii) Shared power to vote or to direct the vote:

          Stadia Capital, L.L.C.- 995,490
          Enrique J. Abeyta - 995,490
          John J. Fleming - 995,490
          Richard J. Swift - 995,490

         (iii) Sole power to dispose or to direct the disposition of:

          Stadia Capital, L.L.C.- 0
          Enrique J. Abeyta - 0
          John J. Fleming - 0
          Richard J. Swift - 0

          (iv) Shared power to dispose or to direct the disposition of:

          Stadia Capital, L.L.C.- 995,490
          Enrique J. Abeyta - 995,490
          John J. Fleming - 995,490
          Richard J. Swift - 995,490

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

          N/A

          ----------------------------------------------------------------------

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

          The shares reported herein are held in the accounts of various private investment funds (the "Funds"), the investments of which are managed by Stadia Capital, L.L.C. of which Enrique J. Abeyta, John J. Fleming and Richard J. Swift are the managing members. None of the Funds beneficially owns more than five percent of the shares reported herein.

          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

          N/A

          ----------------------------------------------------------------------

Item 8. Identification and Classification of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

          N/A

          ----------------------------------------------------------------------

Item 9. Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A

          ----------------------------------------------------------------------

Item 10. Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

STADIA CAPITAL, L.L.C.**

/s/ Enrique J. Abeyta
---------------------
Enrique J. Abeyta
Managing Member

/s/ John J. Fleming
---------------------
John J. Fleming
Managing Member

/s/ Richard J. Swift
---------------------
Richard J. Swift
Managing Member


ENRIQUE J. ABEYTA**

/s/ Enrique J. Abeyta
---------------------
Enrique J. Abeyta


JOHN J. FLEMING**

/s/ John J. Fleming
---------------------
John J. Fleming


RICHARD J. SWIFT**

/s/ Richard J. Swift
---------------------
Richard J. Swift

May 12, 2005

**The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

                                                                       Exhibit A

                                    AGREEMENT

The undersigned agree that this Schedule 13G dated May 12, 2005 relating to the Common Stock of WPT ENTERPRISES, INC. shall be filed on behalf of the undersigned.

STADIA CAPITAL, L.L.C.

/s/ Enrique J. Abeyta
---------------------
Enrique J. Abeyta
Managing Member

/s/ John J. Fleming
---------------------
John J. Fleming
Managing Member

/s/ Richard J. Swift
---------------------
Richard J. Swift
Managing Member


ENRIQUE J. ABEYTA

/s/ Enrique J. Abeyta
---------------------
Enrique J. Abeyta


JOHN J. FLEMING

/s/ John J. Fleming
---------------------
John J. Fleming


RICHARD J. SWIFT

/s/ Richard J. Swift
---------------------
Richard J. Swift

03537.0001 #570973